Exhibit 12.1
RATIO OF EARNINGS TO FIXED CHARGES
     The following tables set forth our consolidated ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2008, and for nine months ended September 30, 2008 and 2009, in accordance with Mexican GAAP/FRS and U.S. GAAP.
Grupo Televisa, S.A.B.
Ratio of earnings to fixed charges
(Millions of Mexican pesos)

										NINE MONTHS ENDED
Mexican GAAP/FRS:	YEAR ENDED DECEMBER, 31									SEPTEMBER, 30

EARNINGS:	2004	(1)	2005	(1)	2006	(1)	2007	(1)	2008	2008	2009

Pretax-income from continuing operations	7,519.2		9,141.2		11,611.8		12,368.0		12,294.9	7,987.6	7,858.2

Add:

Fixed charges	2,951.4		3,094.2		2,250.9		2,443.8		3,165.2	2,219.2	2,627.7
Amortization of capitalized interest (Property, plant and equipment)	85.4		69.5		69.9		49.2		43.5	33.3	29.4
Distributed income of equity investees	—		—		—		—		—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—		—		—		—		—	—	—
Subtract:
Interest capitalized	—		—		—		—		—	—	—
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	258.6		1,170.3		610.3		935.9		927.0	809.2	799.2
Total:	10,297.4		11,134.6		13,322.3		13,925.1		14,576.6	9,430.9	9,716.1

FIXED CHARGES:
Interest costs:
Expensed	2,337.7		2,304.5		2,010.4		2,177.0		2,816.4	1,972.9	2,339.9
Capitalized	—		—		—		—		—	—	—
Total	2,337.7		2,304.5		2,010.4		2,177.0		2,816.4	1,972.9	2,339.9
Amortization of debt expense and discount related to indebtedness	—		—		—		—		—	—	—
Rental expense	613.7		789.7		240.5		266.8		348.8	246.3	287.8
Total	2,951.4		3,094.2		2,250.9		2,443.8		3,165.2	2,219.2	2,627.7

RATIO OF EARNINGS TO FIXED CHARGES	3.5		3.6		5.9		5.7		4.6	4.2	3.7

(1)	Million of Mexican pesos in purchasing power as of December 31, 2007. Effective January 1, 2008, we discontinued recognizing the effects of inflation in our financial statements in accordance with Mexican FRS.

Grupo Televisa, S.A.B.
Ratio of earnings to fixed charges
(Millions of Mexican pesos )

								NINE MONTHS ENDED
U.S. GAAP:	YEAR ENDED DECEMBER, 31							SEPTEMBER, 30

EARNINGS:	2004 (1)	2005	(1)	2006 (1)	2007	(1)	2008	2008	2009
Pretax-income from continuing operations (under Mexican GAAP/FRS)	7,519.2	9,141.2		11,611.8	12,368.0		12,294.9	7,987.6	7,858.2

Total adjustments under U.S. GAAP:	(119.9)	754.8		(600.9)	150.9		326.2	420.0	(52.1)
Subtract:
Deferred income taxes	365.6	268.8		77.3	(5.9)		49.6	73.9	27.8
Discontinued operations	—	—		—	—		—	—	—
Noncontrolling interest	(28.7)	(11.2)		1.1	1.6		7.5	7.5	—
Sub-total adjustments under U.S. GAAP:	(456.8)	497.2		(679.3)	155.2		269.1	338.6	(79.9)

Subtract:
Employee Profit Sharing	—	—		—	—		—	—	—
Deferred Employees profit sharing	—	—		—	—		—	—	—

Add:
Fixed charges	2,951.4	3,094.2		2,250.9	2,443.8		3,165.2	2,219.2	2,627.7
Amortization of capitalized interest under U.S. GAAP	—	—		—	—		—	—	—
Distributed income of equity investors	—	—		—	—		—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—		—	—		—	—	—
Subtract:
Interest capitalized	—	—		—	—		—	—	—
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	258.6	1,170.3		610.3	935.9		927.0	809.2	799.2

Total	9,755.2	11,562.3		12,573.1	14,031.1		14,802.2	9,736.2	9,606.8

FIXED CHARGES:
Interest costs:
Expensed	2,337.7	2,304.5		2,010.4	2,177.0		2,816.4	1,972.9	2,339.9
Capitalized	—	—		—	—		—	—	—

Amortization of debt expense and discount related to indebtedness	—	—		—	—		—	—	—
Rental expense	613.7	789.7		240.5	266.8		348.8	246.3	287.8
Total	2,951.4	3,094.2		2,250.9	2,443.8		3,165.2	2,219.2	2,627.7

RATIO OF EARNINGS TO FIXED CHARGES	3.3	3.7		5.6	5.7		4.7	4.4	3.7

(1)	Million of Mexican pesos in purchasing power as of December 31, 2007. Effective January 1, 2008, we discontinued recognizing the effects of inflation in our financial statements in accordance with Mexican FRS.